Corcept Therapeutics Continues Collaboration With Eli Lilly and Company

MENLO PARK, CA -- 09/03/2008 -- Corcept Therapeutics (NASDAQ: CORT) announced today that Eli Lilly and Company (Lilly) has agreed to fund studies to test the effectiveness of Corcept's selective GRII receptor antagonist, CORT 108297, in rat models of olanzapine induced weight gain.

Corcept has previously published the results of studies in rats that demonstrated that CORLUX, a potent GRII (cortisol) receptor antagonist, both reduced the weight gain associated with the ongoing use of olanzapine and mitigated the weight gain associated with the initiation of treatment with olanzapine. In August of 2007, Corcept also announced that the results of a clinical trial in healthy men indicated that CORLUX mitigated the weight gain associated with the initiation of treatment with olanzapine. Lilly supplied olanzapine and provided the funds for this human proof of concept study.

In addition to blocking the GRII (cortisol) receptor, CORLUX is a potent blocker of the PR (progesterone) receptor. CORT 108297 blocks the GRII receptor but does not have affinity for the PR receptor.

"Weight gain and alterations in metabolic efficiency have been observed for many years in patients with high circulating cortisol," said Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept Therapeutics. "While it is not fully understood why the group of medications known as atypical antipsychotic medications, including olanzapine (Zyprexa), risperidone (Risperdal), quetiapine (Seroquel) and clozapine (Clozaril), are associated with varying degrees of treatment emergent weight gain, hyperglycemia and diabetes mellitus, it is possible that a cortisol receptor antagonist may eventually prove to be useful in patients who need to take these medications. Lilly has been vigilant in examining the metabolic changes associated with olanzapine; we are very pleased to continue our work with them and are appreciative of their support."

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic disorders. The company's lead programs are the development of CORLUX for the treatment of the psychotic symptoms of psychotic depression and for Cushing's Syndrome. Both of the programs are in Phase 3.

Corcept has also developed an extensive intellectual property portfolio that covers the use of GRII antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication. The company has also discovered and filed patents for the three different series of compounds which block cortisol's activity at the GRII receptor but do not block the progesterone receptor. CORT 108297, a potential lead compound from these series, recently produced encouraging results in a human microdosing study. The compound was extremely well absorbed, demonstrated good bioavailability and had a half-life that appears compatible with once-a-day oral dosing. "Eventually, we hope to test and develop our new GRII antagonists in many psychiatric and metabolic disorders," said Robert L. Roe, M.D., President of Corcept.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GRII antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Joseph Belanoff
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com